Exhibit 23.4

[Leidos Letterhead]

consent of LEIDOS ENGINEERING, LLC

As an independent engineering firm, Leidos Engineering, LLC hereby consents to the incorporation by reference in the Registration Statement on Form S-4 Amendment No. 2 (File No. 333-250847) of Roth CH Acquisition I Co. Parent Corp. to be filed on or about January 21, 2021, of the independent engineer’s report dated October 2, 2020, which set forth the results of Leidos’s technical, environmental and economic review of the Project. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

LEIDOS ENGINEERING, LLC

	By:	/s/ Christian H. Carpenter
Name: Christian H. Carpenter
Framingham, Massachusetts	Title: Vice President
January 21, 2021